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                                                                     Exhibit 11



                                   SURMODICS, INC.

                     Computation of Pro Forma Per Share Earnings



                                                              Years Ended September 30,            Three Months Ended December 31,
                                                     --------------------------------------------  -------------------------------
                                                         1995            1996            1997            1996           1997
                                                     ------------    ------------    ------------    ------------   ------------
NET INCOME (LOSS)                                    $  (322,179)    $  (193,727)    $   235,673     $    26,235    $   151,024
                                                     ------------    ------------    ------------    ------------   ------------
                                                     ------------    ------------    ------------    ------------   ------------
WEIGHTED AVERAGE SHARES OUTSTANDING:
 Common shares outstanding                             3,206,126       3,268,286       3,334,853       3,311,480      3,396,955
 Conversion of Series A Convertible
  Preferred Stock into common stock                    1,507,312       1,507,312       1,507,312       1,507,312      1,507,312
 Common stock equivalents calculated
  pursuant to Securities and Exchange
  Commission Staff Bulletin No. 83(1)                     75,525          75,525          63,229          75,525         63,229
                                                     ------------    ------------    ------------    ------------   ------------
BASIC WEIGHTED AVERAGE SHARES
 OUTSTANDING (PRO FORMA)                               4,788,963       4,851,123       4,905,394       4,894,317      4,967,496

Common stock equivalents                                      --              --         487,637         504,242        464,618
                                                     ------------    ------------    ------------    ------------   ------------
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING
  (PRO FORMA)                                          4,788,963       4,851,123       5,393,031       5,398,559      5,432,114
                                                     ------------    ------------    ------------    ------------   ------------
                                                     ------------    ------------    ------------    ------------   ------------

NET INCOME (LOSS) PER SHARE (PRO FORMA)
 Basic                                               $      (.07)    $      (.04)    $       .05     $       .01    $       .03
 Diluted                                             $      (.07)    $      (.04)    $       .04     $       .00    $       .03

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(1) Reflects the issuance of restricted voting common stock and stock options issued to purchase voting common stock within the 12-month period prior to the Company's proposed initial public offering at a price less than the proposed public offering price using the treasury stock method.